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                                                                 "Exhibit 99.1"
                                                                 --------------

                                            FOR IMMEDIATE RELEASE
CONTACT:

Richard L. Soloway, CEO                     Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                  Andria Arena (Media)
NAPCO Security Systems, Inc.                Wolfe Axelrod Weinberger Assoc. LLC
(631) 842-9400 ext. 120                     (212) 370-4500; (212) 370-4505 fax
                                            steve@wolfeaxelrod.com


NAPCO SECURITY SYSTEMS, INC. REPORTS RECORD RESULTS FOR FISCAL 2005

              - Revenues Increase 12% to $65.2 Million, Net Income
                          Surges 69% to $5.6 Million -

                  - Fully Diluted Earnings Per Share Rise 59% -

AMITYVILLE, NEW YORK - SEPTEMBER 20, 2005 -- NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2005.

Net sales for fiscal year ended June 30, 2005 were a record $65,229,000 an increase of 12% compared to $58,093,000 reported for the fiscal year ended June 30, 2004. Operating income rose 47% to $8,910,000 in fiscal 2005 from $6,065,000 in fiscal 2004. Net income for fiscal 2005 increased 69% to $5,630,000, or $0.62 per fully diluted share as compared to $3,335,000, or $0.39 per fully diluted share for fiscal 2004. Per share results rose 59% based on 9,015,000 and 8,497,000 fully diluted weighted average shares outstanding in fiscal 2005 and 2004, respectively.

Richard Soloway, Chairman and President, noted, "I am very pleased that the expectations that we set forth earlier for fiscal 2005 have not only been met but exceeded by a large margin. Supported by an R&D budget of nearly $5 million, NAPCO has continually developed new state-of-the art products to satisfy the sophisticated demands of the residential, commercial, industrial and government markets. Revenues, earnings and per share results were records for both the final quarter and the full year as well. Revenues surpassed $20 million in the final quarter and, as we suggested, have resulted in a dramatic expansion of operating earnings as overhead is more rapidly absorbed."

"Furthermore," Mr. Soloway stated, "our revised marketing strategy of reallocating marketing of intrusion and fire alarm systems through our nationwide network of independent distributors is now fully in place and, as anticipated, has resulted in increased sales of these essential security devices and systems to a broadened spectrum of security dealers who service the residential, commercial, industrial and government markets."


                                                                       - More -

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Mr. Soloway added, "We have been working with one of the largest companies in residential security and monitoring, ADT, to develop a product that is unique, easy-to-use and, just as important, easy to install. SafeWatch EZ, now in its second generation, is such a security package. It is wireless, thereby making installation simple, is activated by using the house key and incorporates a patented NAPCO locking mechanism that is elegant in its simplicity. We are confident that the new, improved SafeWatch EZ will result in a meaningful positive shift in its acceptance and result in significant incremental sales."

Mr. Soloway concluded, "NAPCO's financial performance over the past several years and, particularly, in the fourth quarter of fiscal 2005, has been impressive. Our financial position is extremely strong, the market opportunity is undiminished, our product line unequaled in breadth and quality and our strong distribution network is functioning smoothly. We are cautiously optimistic that all the necessary components are in place to improve shareholder value at a meaningful rate in fiscal 2006."

NAPCO has continued its debt repayment and over the past twelve months reduced debt to $1.95 million, a reduction of $6.4 million. Further reductions are expected in fiscal 2006. Cash generated from operations was $7.2 million and fiscal 2005 EBITDA* (Earnings before interest, taxes, depreciation and amortization) increased $3.1 million to $10.2 million.

                       ----------------------------------

NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling security control panels and sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

* For the fiscal year ended June 30, 2005 and 2004, respectively, EBITDA has been calculated by adding depreciation and amortization ($1,156,000 and $1,189,000), interest expense ($224,000 and $420,000) and provision for income taxes ($3,226,000 and $2,201,000) to net income ($5,630,000 and
     $3,335,000).


                                                            - Table to Follow -

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                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                 (In Thousands, Except Share and Per Share Data)

                                                             Years Ended
                                                      -------------------------
                                                         2005            2004*
                                                      ---------       ---------

Net sales                                             $  65,229       $  58,093
Cost of sales                                            41,305          38,553
                                                      ---------       ---------

      Gross Profit                                       23,924          19,540

Selling, general, and administrative expenses            15,014          13,475
                                                      ---------       ---------

      Operating Income                                    8,910           6,065
                                                      ---------       ---------

Other (expense):
   Interest expense, net                                   (224)           (420)
   Other, net                                               (58)           (109)
                                                      ---------       ---------

                                                           (282)           (529)
                                                      ---------       ---------

      Income Before Income Taxes                          8,628           5,536
Minority interest in loss of subsidiary                     228              --
Provision for income taxes                                3,226           2,201
                                                      ---------       ---------

      Net Income                                      $   5,630       $   3,335
                                                      =========       =========

Earnings per share:
   Basic                                              $    0.66       $    0.42
                                                      =========       =========
   Diluted                                            $    0.62       $    0.39
                                                      =========       =========

Weighted average number of shares outstanding:
   Basic                                              8,562,000       7,958,000
                                                    ===========     ===========
   Diluted                                            9,015,000       8,497,000
                                                    ===========     ===========


* The 20% stock dividend declared on November 8, 2004 has been retroactively reflected in all 2004 share and per share data.

* Restated to reflect 2:1 stock split reported in the third fiscal quarter of 2004.


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